Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Lightstone Real Estate Income Trust Inc. on Form S-11 to be filed on or about February 11, 2015 of our report dated January 28, 2015, on our audit of the balance sheet, and the related statements of stockholder's equity and cash flows for the period September 9, 2014 (date of inception) through December 31, 2014 of Lightstone Real Estate Income Trust Inc. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Iselin, New Jersey

February 11, 2015